Exhibit 21.1
List of Subsidiaries

Name of Company	Jurisdiction of Incorporation

ReSearch Pharmaceutical Services, LLC	Delaware

Services de Recherche Pharmaceutique Inc.	Canada (Quebec)

RPS Do Brasil Servicos de Pesquisa LTDA	Brazil

RPS Global, S.A.	Uruguay

RPS Latin America, S.A.	Uruguay

RPS Chile Limitada	Chile

RPS Peru S.A.C.	Peru

RPS Research Mexico, S de RL de CV	Mexico

RPS Research Servicios, S de RL de CV	Mexico

RPS Research S.A.	Argentina

RPS Colombia LTDA	Colombia

RPS Bermuda	Bermuda

RPS Netherlands, C.V.	Netherlands

RPS Netherlands, B.V.	Netherlands

RPS Germany GmbH	Germany

Imerem Institut für medizinisches Forschungsmanagement und Biometrie GmbH	Germany

RPS Spain S.L.	Spain

Infociencia S.L.	Spain

Infociencia Clinical Research S.L.	Spain

RPS France S.A.S.	France

Therapharm Recherche Th.R.	France